The American Funds Tax-Exempt Series II

July 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$44,830
Class B	$47
Class C	$1,990
Class F1	$1,921
Class F2	$4,555
Total	$53,343

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5922
Class B	$0.4615
Class C	$0.4522
Class F1	$0.5705
Class F2	$0.6141

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	78,682
Class B	76
Class C	4,402
Class F1	3,550
Class F2	7,624
Total	94,334

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.62
Class B	$17.62
Class C	$17.62
Class F1	$17.62
Class F2	$17.62